Exhibit 10.14

ADAPTIVE BIOTECHNOLOGIES CORPORATION

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved June 10, 2019

Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), believes that the granting of cash and equity compensation to the members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (this “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2019 Equity Incentive Plan (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the cash payments paid and equity awards granted to such Outside Director under this Policy.

This Policy will become effective upon the closing of the initial public offering of the Company’s common stock (the date of such closing, the “Effective Date”).

1.    ANNUAL CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board or shareholder meetings.

Additional Chair and Lead Director Annual Cash Retainer

Each Outside Director who serves as a lead director or chairman of a committee of the Board will be paid additional annual cash fees as follows:

Lead Independent Director:	$35,000
Audit Committee Chair:	$20,000
Compensation Committee Chair:	$15,000
Nominating and Corporate Governance Committee Chair:	$10,000

All cash compensation will be paid quarterly in arrears.

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

2.    EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (excluding Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant). All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions and subject to Sections 4.5 and 13 of the Plan:

a.

Initial Award. Each individual who first becomes an Outside Director following the Effective Date will automatically be granted an Award (the “Initial Award”), which grant will be effective on the date on which such individual first becomes an Outside Director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy. The Initial Award will have an estimated fair value of $340,000 using a Black-Scholes option-pricing model (using assumptions consistent with those in the Company’s financial statements), rounded down to the nearest whole share. The Initial Award will be comprised solely of Nonstatutory Stock Options.

b.

Annual Award. Each Outside Director will be automatically granted an Award (an “Annual Award”), effective on the date of the first Board meeting of each calendar year, beginning with 2020, following the election or appointment of such Outside Director to the Board; provided that any Outside Director who is not continuing as a Director during the calendar year following such Board meeting will not receive an Annual Award with respect to such meeting. The Annual Award will have an estimated fair value of $170,000 using a Black-Scholes option-pricing model (using assumptions consistent with those in the Company’s financial statements), rounded down to the nearest whole share. The Annual Award will be comprised solely of Nonstatutory Stock Options.

c.

Vesting. Subject to Sections 2(d) and 5 below, each: (a) Initial Award will vest over four (4) years, with 25% vesting on the one (1)-year anniversary of the vesting commencement date and monthly thereafter for thirty-six (36) months; and (b) Annual Award will vest monthly over one (1) year following the vesting commencement date; provided, that in each case the Outside Director continues to provide Service through each applicable vesting date.

d.

Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her Initial Award and/or each Annual Award provided that the Outside Director continues to provide Service through such date.

3.    TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

4.    ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5.    ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company or other change in the corporate structure of the Company affecting the Stock occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of shares of Stock issuable pursuant to Awards granted under this Policy.

6.    LIMITATIONS

No Outside Director may be issued in any fiscal year cash payments (including the fees under Section 1 above) and Awards (including Awards under Section 2 above) with aggregate value greater than $600,000, increased to $750,000 in the fiscal year of his or her initial service as an Outside Director. Any Awards or other compensation granted to an individual for his or her services as an employee, or for his or her services as a consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 6.

7.    SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.    REVISIONS

The Board or any committee designated by the Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.